Exhibit 1A-11

Consent of Independent Auditors

We consent to the use, in the Offering Statement on Form 1-A of Slingshot USA, LLC, and the Offering Circular constituting a part thereof, of our report dated August 23, 2022 with respect to our audit of the balance sheet of Slingshot USA, LLC as of December 31, 2021, and the related income statement, statement of changes in members’ equity, and statement of cash flows for the period from September 14, 2021 (inception) to December 31, 2021, and the related notes to financial statements.

Lehi, Utah October 14, 2022